Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)    Registration Statement (Form S-8 No. 333-159129) pertaining to the 2009 McDermott International, Inc. Long-Term Incentive Plan,

2)    Registration Statement (Form S-8 No. 333-195772) pertaining to the 2014 McDermott International, Inc. Long-Term Incentive Plan,

3)    Registration Statement (Form S-8 No. 333-211028) pertaining to the 2016 McDermott International, Inc. Long-Term Incentive Plan,

4)     Registration Statement No. 333-222662 on Form S-4, as amended, pertaining to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, the 2009 Amendment to the Chicago Bridge & Iron 2008 Long-Term Incentive Plan, The Shaw Group Inc. 2008 Omnibus Incentive Plan and the Chicago Bridge & Iron Company N.V. Supervisory Board of Directors Fee Payment Plan, and

5)   Registration Statement No. 333-227609 on Form S-3ASR pertaining to an indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units of McDermott International, Inc.

of our reports dated February 25, 2019, with respect to the consolidated financial statements of McDermott International, Inc. and the effectiveness of internal control over financial reporting of McDermott International, Inc. included in this Annual Report (Form 10-K) of McDermott International, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Houston, Texas

February 25, 2019